Exhibit 99.1


           FiberCore Moves Toward Commercialization of POVD Process

CHARLTON, Mass, Dec. 11 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it has received commitments to finance a pilot plant for the Company's Plasma Outside Vapor Deposition (POVD) technology, for which it received a U.S. patent in March 2001.

The POVD technology will be used initially in one of the manufacturing steps of single-mode preform. Once implemented, it will significantly reduce the manufacturing cost of single-mode fiber. Ultimately, the POVD technology will be used to manufacture complete multi-mode preforms, providing a significant competitive advantage through reduced production costs compared to other existing processes.

The first phase of the POVD commercialization project will require a total investment of Euro 10 million (US$9 million). Approximately 75% of the funds will consist of bank loans and grants from agencies of the German Government, with FiberCore investing the remainder of the funds in the form of equity.

"We are excited to move ahead with the commercialization of our POVD process," commented Dr. Aslami, President and CEO. "Early results suggest a significant cost advantage to FiberCore in the manufacture of our single-mode fiber. Although FiberCore's current gross margin and operating margin are among the highest in the industry, as the plant gets up and running the POVD technology is expected to further improve our margins and could have an even greater impact as we add more POVD capacity in the future. We expect to have the financing completed early in 2002 and, having purchased a building in Jena, Germany earlier in the year, expect to begin production toward the latter part of 2002."

Dr. Aslami added, "Our POVD technology has the potential of making FiberCore a world leader in multimode fiber."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com ; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.